Schedule A

Mutual Shareholder Services, LLC
8000 Town Centre Dr, Ste 400
Broadview Heights, OH 44117

Walthausen Select Value Fund
Current Mutual Shareholder Services billing system:**

Accounting Fees

If average value of fund is
between the following	Yearly Fee	Monthly Fee
- 25,000,000	22,200	1,850
25,000,000 - 50,000,000	31,700	2,642
50,000,000 - 75,000,000	37,450	3,121
75,000,000 - 100,000,000	43,200	3,600
100,000,000 - 125,000,000	48,950	4,079
125,000,000 - 150,000,000	54,700	4,558
150,000,000 - 200,000,000	60,450	5,038
200,000,000 - 300,000,000	$60,450 plus .01% on assets greater
		than $200,000,000
300,000,000 -	$70,450 plus .005% on assets greater
		than $300,000,000

Shareholder Servicing Fees

11.50	annual fee per shareholder (Direct Shareholders)

8.00	annual fee per shareholder (Fundserv Accounts)with a min of $775.00 charge per month

Multi class Fund accounting fees
538.75 per month (includes sales tax)

Blue Sky Servicing Fees
100.00 per state per filing

Calculated monthly charges for a small Fund

	Value	Approx.
		Monthly Fee
Approximate Fund Size:	11,000,000	1,850
No of Shareholders:	100	775
Blue Sky States	-	-
		2,625
Less 0% discount*		0
Multi Class Software		539
Discounted fee		3,164

Annual Fee		37,968

* Discount calculated as follows:

Discount	Net assets of Fund
50%	-	6,000,000
40%	6,000,000	7,000,000
30%	7,000,000	8,000,000
20%	8,000,000	9,000,000
10%	9,000,000	10,000,000
0%	10,000,000	-

** All prices are good for a period of at least 3 years